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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 14 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 21, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of MainStay Institutional Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the hearing "Financial Highlights" in the Prospectuses and under the hearing "Financial Statements" in the Statement of Additional Information.



/s/  Price Waterhouse LLP

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
April 25, 1997